Exhibit 10.2
SPARTECH CORPORATION
SECOND AMENDMENT TO AMENDED AND
RESTATED NOTE PURCHASE AGREEMENT
As of June 9, 2010
To the Holders of Notes
Named in Annex 1 Hereto
Ladies and Gentlemen:
     Spartech Corporation, a Delaware corporation (the “Company”), agrees with you as follows:
1. PRELIMINARY STATEMENTS.
     1.1. Note Issuances, etc.
     Pursuant to that certain Amended and Restated Note Purchase Agreement dated as of September 10, 2008 (initially dated as of September 15, 2004) (as amended by that certain Amendment No. 1 to Amended and Restated Note Purchase Agreement dated as of July 10, 2009, and as in effect immediately prior to giving effect to the Amendments (as defined below) provided for hereby, the “Existing Note Purchase Agreement”, and as amended by this Second Amendment Agreement (as defined below) and as may be further amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”) the Company issued and sold One-Hundred Fifty Million Dollars ($150,000,000) in aggregate initial principal amount of its 5.54% Senior Notes due 2016 (collectively, as amended, restated or otherwise modified from time to time as of the date hereof, and currently bearing interest at a rate of 6.58% per annum, the “Notes”). The register for the registration and transfer of the Notes indicates that the parties named in Annex 1 (the “Noteholders”) to this Second Amendment to Amended and Restated Note Purchase Agreement (the “Second Amendment Agreement”) are currently the holders of the entire outstanding principal amount of the Notes.
     1.2. Refinancing Transactions.
     Pursuant to or in connection with that certain Amended and Restated Credit Agreement, dated as of the date hereof, (the “New Credit Agreement”) by and among the Company, PNC Bank, National Association, as administrative agent, and the Lenders party thereto, the Company intends to, inter alia, refinance or repay the obligations outstanding pursuant to the Amended and Restated 2006 NPA and the Credit Agreement (the “Refinancing Transactions”).
2. DEFINED TERMS.

     Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Existing Note Purchase Agreement.
3. AMENDMENTS TO THE EXISTING NOTE PURCHASE AGREEMENT.
     Subject to Section 6 of this Second Amendment Agreement, each of the undersigned Noteholders and the Company hereby agree to each of the amendments to the Existing Note Purchase Agreement as provided for by this Second Amendment Agreement and specified in Exhibit A. Such amendments are referred to herein, collectively, as the “Amendments”.
4. SUBSIDIARY GUARANTORS
     4.1 Release of Inactive Subsidiaries.
     The Company represents that each of Spartech Industries, Inc. (including Alshin Tire Corporation and X-CORE, LLC, each of which merged into Spartech Industries, Inc. on October 14, 2009) Spartech Industries Florida, Inc., Spartech Polycom (Texas), Inc. and Anjac-Doron Plastics, Inc. (collectively, the “Inactive Subsidiaries”) has no assets, and the Company has requested that the Inactive Subsidiaries be released from their respective Subsidiary Guarantees.
     Subject to Section 6 of this Agreement and provided that the Inactive Subsidiaries do not guarantee or provide other credit support as of the Effective Date in respect of the New Credit Agreement or any other credit agreement to which the Company is a party, each of the undersigned Noteholders hereby agrees to discharge each Inactive Subsidiary from all of its obligations and liabilities under its Subsidiary Guarantee (the “Release”). From and after the Effective Date, each Inactive Subsidiary shall remain subject to re-execution and re-delivery of a Subsidiary Guarantee as may be required by Section 7.6 of the Note Purchase Agreement.
     4.2 Joinder of Spartech Research and Development, LLC.
     Spartech Research and Development, LLC, a newly formed subsidiary, shall concurrently herewith execute and deliver a Subsidiary Guarantee pursuant to Section 7.6 of the Note Purchase Agreement.
5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     To induce you to enter into this Second Amendment Agreement and to consent to the Release and Amendments, the Company represents and warrants as follows:
     5.1. Reaffirmation of Representations and Warranties.
     All of the representations and warranties contained in Section 4 of the Existing Note Purchase Agreement are correct with the same force and effect as if made by the Company on the date hereof (or, if any representation or warranty is expressly stated to have been made as of a specific date, as of such date).
     5.2. Organization, Power and Authority, etc.

     The Company has all requisite corporate power and authority to execute and deliver and perform its obligations under this Second Amendment Agreement.
     5.3. Legal Validity.
     The execution and delivery of this Second Amendment Agreement by the Company and compliance by the Company with its obligations hereunder and under the Note Purchase Agreement: (a) are within the corporate powers of the Company; and (b) do not violate or result in any breach of, constitute a default under, or result in the creation of any Lien upon any property of the Company under the provisions of: (i) its organizational and governing documents; (ii) any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to either the Company or its property; or (iii) any agreement or instrument to which the Company is a party or by which the Company or any of its property may be bound or any statute or other rule or regulation of any Governmental Authority applicable to the Company or its property.
     This Second Amendment Agreement has been duly authorized by all necessary action on the part of the Company, has been executed and delivered by a duly authorized officer of the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     5.4. No Defaults.
     As of the date hereof and after giving effect to this Second Amendment Agreement, no event has occurred and no condition exists that constitutes or would constitute a Default or an Event of Default.
     5.5. Disclosure.
     This Second Amendment Agreement and the documents, certificates or other writings delivered to the Noteholders by or on behalf of the Company in connection therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to the Noteholders by or on behalf of the Company specifically for use in connection with the transactions contemplated by this Second Amendment Agreement. Except as expressly set forth in this Second Amendment Agreement, pursuant to the New Credit Agreement or otherwise disclosed in writing to the Noteholders, none of the Company, the Company’s Subsidiaries or the Company’s Affiliates has paid or will pay, directly or indirectly, any fee, charge, increased interest or other consideration to, or given any additional security or collateral to, or shortened the maturity or average life of any Indebtedness or permanently reduced any borrowing capacity in favor of or for the benefit of, any creditor of the Company or any creditor of any of the Company’s Subsidiaries or Affiliates as a condition to, or otherwise in connection with, the execution or delivery of this Second Amendment Agreement or similar agreement with the holders of such Indebtedness.
6. EFFECTIVENESS OF RELEASE AND AMENDMENTS.
     The Release and the Amendments shall become effective only upon the date of the satisfaction in full of the following conditions precedent (the “Effective Date”):
     6.1. Execution and Delivery of this Second Amendment Agreement.
     The Company and the Required Holders shall have executed and delivered this Second Amendment Agreement.
     6.2. Representations and Warranties True.
     The representations and warranties set forth in Section 5 shall be true and correct on such date in all respects.
     6.3. Authorization.
     The Company shall have authorized, by all necessary action, the execution, delivery and performance of all documents, agreements and certificates in connection with this Second Amendment Agreement.
     6.4. Opinion of Company Counsel.
     Each of the Noteholders shall have received an opinion, dated the date hereof, from Armstrong Teasdale LLP, special counsel for the Company, in form and substance satisfactory to such Noteholder and its counsel (and the Company hereby instructs its counsel to deliver such opinion to the Noteholders).
     6.5. Secretary’s Certificate.
     Each of the Noteholders shall have received a certificate of the Secretary or an Assistant Secretary of the Company, dated the date hereof, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Second Amendment Agreement, in form and substance satisfactory to the Required Holders and their counsel.
6.6. Waiver Regarding Amended and Restated 2006 NPA and Amended and Restated Intercreditor and Collateral Agency Agreement.
     Each of the Noteholders shall have received, on or before the date hereof, a fully executed copy of each of (a) that certain Waiver to Note Purchase Agreement, dated as of the date hereof, waiving certain provisions of the Amended and Restated 2006 NPA as to the 2006 Noteholders and (b) that certain Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of the date hereof, in each case in form and substance satisfactory to the

Required Holders, and the conditions to the effectiveness of each such amendment shall have been satisfied or waived.
     6.7. New Credit Agreement; Use of Proceeds.
     Each of the Noteholders shall have received, on or before the date hereof, a fully executed copy of the New Credit Agreement in form and substance satisfactory to the Required Holders. Each of the Noteholders shall have received, on or before the date hereof, evidence satisfactory to the Required Holders that (a) the obligations owing by the Company pursuant to each of the Amended and Restated 2006 NPA and that certain Fourth Amended and Restated Credit Agreement, dated as of June 2, 2006, among the Company, Bank of America, N.A., as Administrative Agent, and the other Lenders party thereto (as amended, the “Old Credit Agreement”) shall have been refinanced in full and (b) each of the Amended and Restated 2006 NPA and the Old Credit Agreement shall have been terminated by their terms.
     6.8. Special Counsel Fees.
     The Company shall have paid the reasonable fees and disbursements of Noteholders’ special counsel in accordance with Section 7 below.
     6.9. Joinder of Spartech Research and Development, LLC.
     Spartech Research and Development, LLC shall have executed and delivered to each of the Noteholders a Subsidiary Guarantee in accordance with section 4.2 hereof, in form and substance satisfactory to the Required Holders.
     6.10. Proceedings Satisfactory.
     All proceedings taken in connection with this Second Amendment Agreement and all documents and papers relating thereto shall be satisfactory to the Noteholders signatory hereto and their special counsel, and such Noteholders and their special counsel shall have received copies of such documents and papers as they or their special counsel may reasonably request in connection herewith.
7. EXPENSES.
     Whether or not the Release and Amendments become effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Second Amendment Agreement and any prior amendment or amendment and restatement of, or waiver under, the Existing Note Purchase Agreement, including, but not limited to, the reasonable fees of the Noteholders’ special counsel, Bingham McCutchen LLP, incurred in connection with the preparation, negotiation and delivery of this Second Amendment Agreement, any other such amendment, amendment and restatement or waiver, and any other documents related to any thereof. In addition, the Company will pay all such fees, expenses and costs set forth in any subsequent statement within thirty (30) days of its receipt thereof. Nothing in this Section shall limit the Company’s obligations pursuant to Section 13.1 of the Existing Note Purchase Agreement.
8. MISCELLANEOUS.

     8.1. Part of Note Purchase Agreement; Future References, etc.
     This Second Amendment Agreement shall be construed in connection with and as a part of the Note Purchase Agreement and, except as expressly amended by this Second Amendment Agreement, all terms, conditions and covenants contained in the Existing Note Purchase Agreement are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment Agreement may refer to the Note Purchase Agreement without making specific reference to this Second Amendment Agreement, but nevertheless all such references shall include this Second Amendment Agreement unless the context otherwise requires.
     8.2. Counterparts, Facsimiles.
     This Second Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page by facsimile or e-mail transmission shall be effective as delivery of a manually signed counterpart of this Second Amendment Agreement.
     8.3. Governing Law.
     THIS SECOND AMENDMENT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.
[Remainder of page intentionally left blank. Next page is signature page.]

     If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this Second Amendment Agreement and returning it to the Company, whereupon it will become a binding agreement among you and the Company.

SPARTECH CORPORATION
By:
Name:
Title:

Signature Page to Spartech Second Amendment to
Amended and Restated Note Purchase Agreement

     The foregoing Second Amendment Agreement is hereby accepted as of the date first above written. By its execution below, each of the undersigned represents that it is the owner of one or more of the Notes and is authorized to enter into this Second Amendment Agreement in respect thereof.
[2004 Noteholder Signature Pages]
Signature Page to Spartech Second Amendment to
Amended and Restated Note Purchase Agreement

GUARANTOR ACKNOWLEDGEMENT
     Each undersigned Subsidiary Guarantor hereby acknowledges and agrees to the terms of the Second Amendment to Amended and Restated Note Purchase Agreement dated as of June 9, 2010 (the “Second Amendment”), amending that certain Amended and Restated Note Purchase Agreement dated as of September 10, 2008 (initially dated as of September 15, 2004) (as amended by that certain Amendment No. 1 to Amended and Restated Note Purchase Agreement dated as of July 10, 2009, and as may be further amended, the “Note Purchase Agreement”), among Spartech Corporation, a Delaware corporation, and the holders of Notes party thereto. Each undersigned Subsidiary Guarantor hereby confirms that the Subsidiary Guarantee to which it is a party remains in full force and effect after giving effect to the Second Amendment and continues to be the valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles including principles of commercial reasonableness, good faith and fair dealing (whether enforceability is sought by proceedings in equity or at law).
          Capitalized terms used herein but not defined are used as defined in the Note Purchase Agreement.
          Dated as of June 9, 2010

ATLAS ALCHEM PLASTICS, INC.
ALCHEM PLASTICS CORPORATION
ALCHEM PLASTICS, INC.
SPARTECH PLASTICS, LLC
By: Spartech Corporation, its sole member
POLYMER EXTRUDED PRODUCTS, INC.
SPARTECH POLYCAST, INC.
SPARTECH TOWNSEND, INC.
SPARTECH POLYCOM, INC.
FRANKLIN-BURLINGTON PLASTICS, INC.
SPARTECH CMD, LLC
By: Spartech Corporation, its managing member
SPARTECH FCD, LLC
By: Polymer Extruded Products, Inc.,
       its managing member
SPARTECH SPD, LLC
By: Spartech Plastics, LLC, its managing member
SPARTECH MEXICO HOLDING COMPANY
SPARTECH MEXICO HOLDING COMPANY TWO
SPARTECH MEXICO HOLDINGS, LLC
By: Spartech Mexico Holding Company,
       its sole member

Guarantor Acknowledgement to Spartech Second Amendment to
Amended and Restated Note Purchase Agreement

CREATIVE FORMING, INC. PEPAC HOLDINGS, INC. SPARTECH RESEARCH AND DEVELOPMENT, LLC By: Spartech Corporation, its sole member
By:
Name:
Title:

Guarantor Acknowledgement to Spartech Second Amendment to
Amended and Restated Note Purchase Agreement

Annex 1
Noteholders
Metropolitan Life Insurance Company
Metlife Insurance Company of Connecticut
Teachers Insurance and Annuity Association of America
AXA Equitable Life Insurance Company
MONY Life Insurance Company
The Variable Annuity Life Insurance Company
The Guardian Life Insurance Company of America
Massachusetts Mutual Life Insurance Company
C.M. Life Insurance Company
Primerica Life Insurance Company
Annex 1-1

EXHIBIT A
AMENDMENTS
     (a) Section 3.5 — Other Agreements. Section 3.5 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “3.5. [Reserved].”
     (b) Section 5.1 — Financial and Business Information. Section 5.1 of the Existing Note Purchase Agreement is hereby amended by (i) renumbering subsections (f) and (g) as subsections (g) and (h), respectively, and (ii) adding a new subsection (f) in its proper order to read as follows:
     “(f) Forecasts — as soon as practicable, and in any event within 90 days after the commencement of each fiscal year, a consolidated plan and financial forecast for such fiscal year, including without limitation, a forecasted consolidated balance sheet, consolidated income statement and consolidated statement of cash flow of the Company for such fiscal year;”
     (c) Section 7.9 — Total Outstandings under Credit Facility Documents. Section 7.9 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “7.9. Outstandings under Credit Facility Documents.
     The Company shall not allow the aggregate outstanding principal amount of all Loans and Letter of Credit Obligations (as such terms are defined in the Credit Agreement as in effect as of its original effective date) to exceed $200,000,000 at any time.”
     (d) Section 8.1 — Liens. Section 8.1 of the Existing Note Purchase Agreement is hereby amended by (i) deleting “and” at the end of clause (i), (ii) replacing “,” with “; and” at the end of clause (j) and (iii) adding a new clause (k) to read as follows:
     “(k) a Lien granted at the beginning of 2010 by Spartech Polycom, Inc. in favor of Satake USA Inc. to secure a purchase price obligation of approximately $310,000.”
     (e) Section 8.7 — Fixed Charge Coverage Ratio. Section 8.7 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “8.7. Fixed Charge Coverage Ratio.
     Permit the Fixed Charge Coverage Ratio to be less than (a) 1.75 to 1.00 during the fiscal quarter ended May 1, 2010, (b) 2.25 to 1.00 at the end of any fiscal quarter through and including the third fiscal quarter of 2012 and (c) 1.40 to 1.00 at the end of the fourth fiscal quarter of 2012 and thereafter.”
     (f) Section 8.8 — Leverage Ratio. Section 8.8 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “8.8. Leverage Ratio.
     Permit the Leverage Ratio to exceed 3.50 to 1.00 at any time.”
Exhibit A-1

     (g) Section 8.13 — Restricted Payments. Section 8.13 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “8.13 Restricted Payments.
     Declare or make any Restricted Payment except that (a) any Subsidiary may declare and pay Dividends to (i) the Company, (ii) a Subsidiary Guarantor and (iii) the parent of such Subsidiary; and (b) provided (i) no Default or Event of Default exists or would result therefrom, (ii) the Fixed Charge Coverage Ratio determined on a Pro Forma Basis as of the date of such Dividend or Stock Redemption is not less than (x) 2.25 to 1.00 if such date is during or prior to the third fiscal quarter of 2012 and (y) 1.40 to 1.00 if such date is after the third fiscal quarter of 2012 and (iii) the Leverage Ratio determined on a Pro Forma Basis as of the date of such Dividend or Stock Redemption is not greater than 3.00 to 1.00, then the Company may pay a Dividend or make a Stock Redemption; provided further, with respect to clause (b)(iii) immediately above, so long as the Leverage Ratio determined on a Pro Forma Basis is not greater than 3.50 to 1.00 but is greater than 3.00 to 1.00 directly due to the effect of an Acquisition occurring in the immediately preceeding fiscal quarter, and provided that the Company is in compliance with clauses (b)(i) and (b)(ii) immediately above, then the Company may pay a regularly-scheduled Dividend in an aggregate amount no greater than the aggregate Dividend paid in the immediately preceding quarter.”
     (h) Section 8.18 — Capital Expenditures. Section 8.18 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “8.18 Capital Expenditures.
     Permit Capital Expenditures of the Company and its Subsidiaries unless the Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of the date of such Capital Expenditure is not less than 2.25 to 1.00.”
     (i) Section 8.21 — Amended and Restated 2006 NPA. Section 8.21 of the Existing Note Purchase Agreement is hereby deleted in its entirety.
     (j) Section 9(c) — EVENTS OF DEFAULT. Section 9(c) of the Existing Note Purchase Agreement is hereby amended by (i) deleting “or” between “8.20” and “8.21”, (ii) replacing “,” with “or” between “8.19” and “8.20” and (iii) deleting the reference to Sections 8.21 therein.
     (k) Schedule B — Additions. Schedule B of the Existing Note Purchase Agreement is hereby amended by adding the definitions of “Pro Forma Basis” and “Specified Event” in their proper alphabetic order:
          ““Pro Forma Basis” means, with respect to the calculation of financial covenants on a pro forma basis in connection with any proposed Specified Event, the calculation of such financial covenant as if such Specified Event had occurred, and any Indebtedness of the Company incurred in connection with such Specified Event had been incurred, on the first day of the period of 4 consecutive fiscal quarters of the Company ending on or immediately prior to the date of such Specified Event for which financial
Exhibit A-2

statements have been delivered to the holders of Notes in accordance with this Agreement.”
          ““Specified Event” means any Restricted Payment, Capital Expenditure, or Acquisition.”
     (l) Schedule B — Amendments. Schedule B of the Existing Note Purchase Agreement is hereby amended by amending and restating the definitions of “Amended and Restated 2006 NPA”, “Credit Agreement”, “Fixed Charge Coverage Ratio”, “Leverage Ratio” and “Permitted Acquisitions” therein to read as follows:
          ““Amended and Restated 2006 NPA” means that certain Amended and Restated Note Purchase Agreement (initially dated as of June 5, 2006), dated as of September 10, 2008 (as amended by that certain Amendment No. 1 to Amended and Restated Note Purchase Agreement, dated as of July 10, 2009 and as may be further amended, restated or otherwise modified from time to time.”
          ““Credit Agreement” means that certain Credit Agreement, dated as of June 9, 2010, by and among the Company, PNC Bank, National Association, as administrative agent, and the Lenders party thereto, as amended, restated or otherwise modified from time to time.”
          ““Fixed Charge Coverage Ratio” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) EBITDA minus (ii) Capital Expenditures, minus (iii) income tax expense to (b) the sum of (i) cash Consolidated Interest Expense, plus (ii) Dividends, plus (iii) Stock Redemptions, plus (iv) scheduled installment payments of principal of Consolidated Indebtedness (excluding from this clause (iv) any (x) payments of principal made in 2010 in respect of obligations outstanding under the Term Loan Documents and (y) payments of principal made in June 2010 in respect of the 2006 Notes), in each case for the four consecutive fiscal quarters most recently ended.”
          ““Leverage Ratio” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Indebtedness as of such date to (b) EBITDA for the four consecutive fiscal quarters most recently ended. For purposes of calculating the Leverage Ratio as at any date, EBITDA shall be calculated on a pro forma basis (as certified by the Company to each Noteholder) assuming that all Permitted Acquisitions made, and all divestitures completed, during the four consecutive fiscal quarters then most recently ended had been made on the first day of such period (but without adjustment for expected cost savings or other synergies); provided however, subject to the Credit Agreement containing a similar permission, EBITDA with respect to Permitted Acquisitions and permitted Asset Sales shall be calculated for purposes of the Leverage Ratio based upon a pro forma condensed income statement in a manner acceptable to the Required Holders in their reasonable discretion, which excludes (i) historical acquired expenses which will not be continuing, and (ii) income related to assets which are disposed of by the Company and its Subsidiaries, each of the foregoing as allowed under SEC Regulation S-X.”
Exhibit A-3

          ““Permitted Acquisitions” means an Acquisition (a) which is non-hostile, (b) which occurs when no Default or Event of Default exists or will result therefrom, (c) after giving effect to which, (i) the Leverage Ratio determined on a Pro Forma Basis as of the date of such Acquisition is not greater than 3.00 to 1.00 and (ii) no Default or Event of Default will exist, including as a result of any breach of any financial covenant set forth in the Agreement (in each case determined as of the date of such Acquisition on a Pro Forma Basis); and (d) which occurs when the Company has no less than $25,000,000 of pro forma undrawn availability under the facility governed by the Credit Agreement. “Permitted Acquisition” shall include the acquisition by the Company of the assets of a division of an unaffiliated company previously disclosed immediately prior to the Effective Date to the Noteholders.”
Exhibit A-4